ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (the “Agreement”) effective May 5, 2010, is by and between Platinum Studios, Inc., a California corporation ("Platinum" or “Purchaser”), having its principal offices at 11400 West Olympic Boulevard, 14th Floor, Los Angeles, California 90064 and Wowio LLC, a Texas limited liability company, with offices at 2525 Driscoll Street Houston, TX  77019  (“Wowio”), and with administrative offices at 11400 W. Olympic Blvd. 14th Floor, Los Angeles, California 90064.

RECITALS:

      A.        Wowio desires to purchase substantially all of the assets of the business operated by Platinum under the name Drunk Duck and at the website www.drunkduck.com.

      B.        It is the intention of the parties hereto that: (i) Wowio shall acquire all (100%) of the ownership interests in the assets of Drunk Duck and related websites in exchange for a total purchase price of one million dollars ($1,000,000) payable as described herein;

      C.        The manager of Wowio deems it to be in the best interest of Wowio and its members to acquire the ownership interests of Drunk Duck.

      D.        Platinum deems it to be in the best interests of Platinum to sell its owenership interests for the payment price, as provided below.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1.  TRANSACTION DETAILS.

1.1              Assets to be Acquired by Wowio.  Wowio and Platinum hereby agree that Platinum, shall, on May 5, 2010 (the Closing Date) (), transfer all of the issued and outstanding ownership interests in substantially all of the assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the books and records of Plaitnum, used or useful in, or necessary for the conduct of the business known as Drunk Duck (including its website(s)) and all goodwill associated therewith, including, without limitation, those items listed in Schedule 1.1 hereto, for a total purchase price of $1,000,000, payable as described in Section 1.2, below.  The parties further agree that the items listed in Schedule 1.1(a) shall be specifically excluded from the assets to be acquired by Wowio pursuant to the terms of this Agreement.

1.2              Payment Terms.  The total purchase price has been paid or shall be payable as follows:

(a)                Fifty Thousand Dollars ($50,000) was paid by Wowio on April 28, 2010;

(b)               One Hundred Fifty Thousand Dollars ($150,000) was paid on May 5, 2010;

(c)                Thirty Thousand Dollars ($30,000) was paid on May 27, 2010;

(d)               Thirty-Five Thousand Dollars ($35,000) shall be paid no later than the close of business on July 9, 2010;

(e)                Thirty-Five Thousand Dollars ($35,000) shall be paid no later than the close of business on August 13, 2010;

(f)                Two Hundred Thousand Dollars ($200,000) shall be paid no later than October 28, 2010 to various third-parties to be named mutually by the parties; and

(g)               Five Hundred Thousand Dollars ($500,000) shall be paid in quarterly installments equal to a minimum of 10% of Net Revenue derived directly from the purchased assets (Drunk Duck).  Net Revenue shall be equal to gross revenue less taxes, sales commissions and production costs.

1.3              Retained Ownership.  Upon execution of this Agreement, Platinum shall retain a ten percent (10%) ownership position in the assets listed in Section 1.1 and the attendant Schedule 1.1.  Such ownership position shall be reduced, proportionately, as payments are made to Platinum pursuant to Section 1.2, above.  For example, after Wowio has paid 50% of the purchase price ($500,000 of the $1,000,000), Platinum’s interest will be reduced by 50% to 5%.  Upon payment of the entire purchase price, Platinum will no longer have any interest in the Drunk Duck assets.

1.4              Liabilities.  Platinum agrees that Wowio will neither assume nor become responsible, in any way, for any liabilities, debts or other obligations of Platinum, related or unrelated to Drunk Duck, whether accrued, unaccrued, absolute, contingent, known, unknown or otherwise prior to the Closing Date.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF PLATINUM

       Platinum hereby represents and warrants as follows:

      2.1       Organization and Good Standing. Platinum is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Platinum has the corporate power and authority to carry on its business as presently conducted. Platinum is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

2.2              Corporate Authority.  Platinum has the power to operate as a corporation and to perform any corporate obligations hereunder.  The execution and delivery of this Agreement by Platinum, and the consummation of the transaction contemplated hereby, are not in violation of any restrictions governing corporate transactions.  The execution and performance of this Agreement, will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Platinum is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Platinum or its properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Organization or the Bylaws of Platinum.

      2.3       Ownership of Interests.  Platinum is the sole owner of record and beneficially of all of the assets and business known as Drunk Duck (including, but not limited to those rights listed in Section 1.1 and Schedule 1.1).   Platinum represents and warrants that it owns such interests free and clear of all rights, claims, liens and encumbrances, and the interests have not been sold, pledged, assigned nor otherwise transferred except pursuant to this Agreement.

2.4              Approvals.  No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement by Platinum for the consummation of the transactions described herein, other than as set forth on Schedule 2.4.

      2.5       No Material Adverse Changes.  Since March 31, 2010 and in relation to the assets and business known as Drunk Duck, there has not been:

                        (i)         any material adverse change in the financial position of Platinum, except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the business or assets known as Drunk Duck;

                        (ii)        any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Drunk Duck whether or not covered by insurance; or

                        (iii)       any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by Platinum of any properties or assets, related, in any way, to Drunk Duck.

      2.6       Compliance with  Laws.  Platinum has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business (including Drunk Duck) which, if not complied with, would materially and adversely affect the business of Platinum or Drunk Duck.

      2.7       No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

                        (i)  violate any provision of the Articles of Organization or the Bylaws of Platinum;

                        (ii)  violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which Platinum is a party or by or to which it or any of its assets or properties may be bound or subject;

                        (iii)  violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Platinum or upon the properties or business of Platinum; or

                        (iv)       violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material, adverse effect on the business or operations of Platinum.

      2.8       Actions and Proceedings.  Platinum is not a party to any material pending litigation or, after reasonable inquiry, any governmental investigation or proceeding not reflected in the Quarterly of Annual Filings with the United States Securities and Exchange Commission.

      2.9       Agreements.  Schedule 2.9 sets forth any material contract or arrangement to which Platinum is a party and by or to which the assets, properties or business of Drunk Duck are bound or subject, whether written or oral.

      2.10     Brokers or Finders.  No broker's or finder's fee will be payable by Platinum in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by Platinum.

      2.11     Tangible Assets.  To the knowledge of Platinum, it has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by Platinum, any related capitalized items or other tangible property material to the business of Drunk Duck (the "Tangible Assets").  Other than as set forth in Schedule 2.11, Platinum holds all rights, title and interest in all the Tangible Assets owned by it free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.  All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of Drunk Duck and conform to all applicable laws, ordinances and government orders, rules and regulations relating to their construction and operation, except as set forth on Schedule 2.11 hereto.  Platinum has clear title to all of its fictional business names, trading names, registered and unregistered trademarks, service marks and applications (collectively, the “Marks”) and the Marks are included as Tangible Assets.

      2.12     Operations of Drunk Duck.  From March 31, 2010 through the date of Closing, as related to the assets and business known as Drunk Duck, Platinum has not and will not, outside of the ordinary course of business, have:

      (i)         incurred any indebtedness or borrowed money;

      (ii)        declared or paid any dividend or declared or made any distribution of any kind to any Interest Holder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any interests in its capital structure;

      (iii)       made any loan or advance to any Interest holder, officer, director, employee, consultant, agent or other representative or made any other loan or advance;

      (iv)       disposed of any assets of Platinum which are related, in any way, to the business known as Drunk Duck;

      (v)        materially increased the annual level of compensation of any executive employee of Drunk Duck;

      (vi)       increased, terminated, amended or otherwise modified any plan for the benefit of employees of Drunk Duck;

      (vii)      issued any equity securities or rights to acquire such equity securities; or

      (viii)     entered into or modified any contract, agreement or transaction.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF WOWIO

      Wowio hereby represents and warrants as follows:

      3.1       Organization and Good Standing.  Wowio is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.

      3.2       Investment Representation.  Wowio is not relying upon any representation or warranty by Sellers with respect to the value of the business to be acquired, except as specifically set forth in this Agreement, and accordingly, no such representations or warranties are made.

      3.3       Full Disclosure.  The managing member of Wowio, Brian Altounian, is also the senior officer of Platinum.  The knowledge of Platinum as to the activities and status of Drunk Duck is therefore transferred in its entirety to Wowio and constitutes full disclosure of all Platinum-retained information.

SECTION 4.  CONDITIONS PRECEDENT

      4.1       Conditions Precedent to the Obligations of Wowio. All obligations of Wowio under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions:

                  (a)        The representations and warranties by Platinum, contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

                  (b)        Platinum shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

SECTION 5.  COVENANTS

      5.1       Corporate Examinations and Investigations.  Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require.  No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

      5.2       Further Assurances.  The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

      5.3       Confidentiality.  In the event the transactions contemplated by this Agreement are not consummated, Wowio and Platinum agree to keep confidential any information disclosed to each other in connection therewith for a period of one (1) year from the date hereof; provided, however, such obligation shall not apply to information which:

                  (i)         at the time of the disclosure was public knowledge;

                  (ii)        after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

                  (iii)       the receiving party had within its possession at the time of disclosure; or

                  (iv)       is ordered disclosed by a Court of proper jurisdiction.

SECTION 6.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      Notwithstanding any right of either party to investigate the affairs of the other party and its members, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other party and its members contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement.  All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for one year following the Closing.

SECTION 7.  INDEMNIFICATION

      7.1       Platinum agrees to indemnify and hold harmless Wowio, its officers, directors and principal capital interest holders in respect of any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees, resulting from any claims by third parties related to the assets, operations and/or business of Drunk Duck which claims accrued prior to the Closing Date.

      7.2       Wowio agrees to indemnify and hold harmless Platinum, its officers, directors and principal capital interest holders in respect of any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees, resulting from any claims by third parties related to the assets, operations and/or business of Drunk Duck which claims accrued after the Closing Date.

SECTION 8.  DOCUMENTS AT CLOSING AND THE CLOSING

      8.1       Documents at Closing.  At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

            (a)        Platinum will deliver, or will cause to be delivered, to Wowio the following:

                        (i)         an opinion of its legal counsel to Wowio to the effect that:

(a)                                        Platinum has the corporate power to carry on its business as now being conducted; and

(b)                                       This Agreement has been duly authorized, executed and delivered by the Board of Directors of Platinum.

                        8.2       The Closing.  The Closing shall take place on May 5, 2010.

                        SECTION 9.  MISCELLANEOUS

                        9. 1      Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

                        9.2       Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

                        9.3       Assignment.  This Agreement is not assignable except by operation of law.

                        9.4       Notice.  Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

              To: Wowio:

                              Brian Altounian

11400 W. Olympic Blvd., Suite 1400

Los Angeles, California 90064

              To:  Platinum:

                              Scott Rosenberg, President

                              Platinum Studios, Inc.

                              11400 West Olympic Boulevard, Suite 1400

                              Los Angeles, California 90064

                  with copy to:

                              Dieterich & Mazarei

                              11300 W. Olympic Boulevard, Suite 800

                              Los Angeles, California 90064

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

      9.5       Governing Law.  This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of California, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

      9.6       Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

      9.7       Entire Agreement.  This Agreement (including the Exhibits and Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the sale of the business and assets known as Drunk Duck and related transactions, and supersedes all prior agreements, written or oral, with respect thereto.

      9.8       Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      9.9       Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

      9.10     Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

      9.11     Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

      9.12     Tax Treatment.   Wowio and Platinum acknowledge that they each have been represented by their own tax advisors in connection with this transaction; that none of them has made a representation or warranty to any of the other parties with respect to the tax treatment accorded this transaction, or the effect individually or corporately on any party under the applicable tax laws, regulations, or interpretations; and that no opinion of counsel or private revenue ruling has been obtained with respect to the effects of this transaction under the Code.

      9.13     Press Releases.  The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                                                  Wowio, LLC

                                                                  a Texas limited liability company

                                                                  By: /s/ Brian Altounian

                                                                  Brian Altounian, Manager

                                                                  Platinum Studios, Inc.

                                                                  a California corporation

                                                                  By: /s/ Scott Rosenberg

                                                                  Scott Rosenberg, President

                                                                  Platinum Studios, Inc.

SCHEDULES

      Platinum Schedules

1.1               Drunk Duck Assets and Business to be Acquired by Wowio

1.1(A)  Drunk Duck Assets and Business Excluded from Acquisition by Wowio

2.3       Required Approvals

2.9        Material Agreements

2.11      Tangible Assets

Schedule 1.1

1.      All copyrights, trade secrets, trademarks, trade names and related intellectual property of Seller used in Seller’s Business, including (without limitation) all rights in an to the names “drunk duck,” DrunkDuck Comics, “DrunkDuck Games,” and “DrunkDuck Press” and any and all logos used in Seller’s Business; the domain registrations for “www.drunkduck.com” and all urls associated therewith including but not limited to: store.drunkduck.com,comics.drunkduck.com,user.drunkduck.com, drunkduck.cn, damageduck.com, damagedduck.com, patoborracho.com, content-comics.drunkduck.com, games.drunkduck.com, syndicate.drunkduck.com, images.drunkduck.com;

2.       All components of the Website located at www.drunkduck.com (the “Website”), including without limitation) all custom graphics, user interfaces, custom software programs, HTML Content, Cgi script, and JAVA script/applications, PHP Scripts and Code; My SQL Databases;

3.      All business data and historical records on sales, purchases, products, vendors and other suppliers, of Seller’s Business;

4.      All material contracts related to Seller’s Business, including Web hosting Agreements, advertising agreements, merchandising agreements, subscription agreements, comic book publishing agreements, which Purchaser, in its sole discretion, determines it desires to have assigned to it  (the “Material Contracts”) (NOTE:  Purchaser agrees to host Seller’s remaining and future URLs pursuant to the Go Daddy contract for a nominal fee to Purchaser until such time as Purchaser or Seller gives 30 days notice);

5.      Seller retains the rights to the Purchased Asset’s intellectual property known as “Duck and Quail” for the sole purpose of satisfying its contract with Sony dated 11/20/08 RE: “DUCK AND QUAIL” where it has committed “PROPERTY”(“Property” means the characters and the concept entitled “Duck and Quail,” including, without limitation, the Drunk Duck character on the DrunkDuck.com website as defined in said agreement.)

6.      Seller grants Purchaser the right to utilize the properties known as “Duck and Quail,” including any logos, drawings, images, storylines, concepts, characters or other related materials or ideas, for use on the drunkduck.com website(s) and related website(s),  and for promotion of such website(s).

7.      Subject to any restrictions set forth in the Sony contract (as referred in Schedule 1.1, paragraph 5 above), Seller grants Purchaser the right to develop, market and promote the intellectual property known as “Duck and Quail”, so as to enhance and benefit the “Duck and Quail” brand.  As consideration for the efforts of Purchaser in developing, marketing, or promoting the “Duck and Quail” brand, any amounts Purchaser expends in furtherance of such development, marketing, and/or promotion of the “Duck and Quail” brand shall be deducted from the amounts remaining owed to Seller as part of this Agreement. In the event that there is no remaining balance owed to Seller as part of this agreement, Seller agrees that any such amounts expended in furtherance of the brand shall be reimbursed to Purchaser. In further consideration of such development/promotional/marketing efforts, Purchaser shall be entitled to 10% participation in any of Seller’s licensing revenues from exploitation of the “Duck and Quail” properties.

Schedule 1.1(A)

The purchase and sale transaction provided for in this Agreement shall specifically exclude (the “Excluded Assets”):

(a)      The property (“Property”) comprised of the comic book characters and comic book concept entitled “Duck and Quail”,  including, without limitation, the “Drunk Duck” character on the DrunkDuck.com website (“Duck and Quail Materials”) and any visual, literary, dramatic or other materials on which the Duck & Quail Materials are based, or based on the Duck and Quail Materials, whether such materials are oral, written or otherwise, including without limitation, the plot, scenes, titles, character designs, characterizations, concepts, characters, settings, stories, tests, environments, story boards and translations and any and all other parts, elements or versions of any and all of the foregoing, and any and all present and future copyrights in and to the foregoing, including, but not limited to, any renewals, extensions, restorations or resuscitations thereof now or hereafter provided.

(b)     All right, title and interest in and to the Property granted to Sony Pictures Animation, Inc. (“Sony”) by Platinum, all rights reserved by Platinum and all rights frozen between Platinum and Sony, all as provided for in that certain Option and Acquisition of Rights Agreement dated as of November 20, 2008 (“Rights Agreement”) between Sony and Platinum.

(c)      All consideration paid or payable to Platinum by Sony pursuant to or in respect of the Rights Agreement , however denominated and whether now or hereafter due or payable, including, without limitation, all option payments, purchase price payments, contingent participations, box office bonuses, live stage production royalties, merchandising royalties, payments in respect of theatrical remakes and sequels, television productions (whether television “movies-of-the-week”, mini-series or live action episodic television series) or direct-to-video productions or otherwise.